Exhibit 99.1

                 NEWS RELEASE
Synchrony Announces Approval of a $2.9 Billion Share Repurchase Program and Plans to Maintain Quarterly Common Stock Dividend of $0.22 Per Share
STAMFORD, Conn. – May 25, 2021 – Synchrony Financial (NYSE: SYF) announced today that its Board of Directors has approved a share repurchase program of up to $2.9 billion, for the period which commenced April 1, 2021 through June 30, 2022, and intends to maintain the quarterly cash dividend of $0.22 per share of common stock. The share repurchase program supersedes the program previously announced on January 29, 2021, and does not include the impact of any capital which would be released if the Loan Receivables associated with the Gap program are sold at expiration of the existing program agreement.
The company expects to make share repurchases from time to time subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.
About Synchrony
Synchrony (NYSE: SYF) is a premier consumer financial services company. We deliver a wide range of specialized financing programs, as well as innovative consumer banking products, across key industries including digital, retail, home, auto, travel, health and pet. Synchrony enables our partners to grow sales and loyalty with consumers. We are one of the largest issuers of private label credit cards in the United States; we also offer co-branded products, installment loans and consumer financing products for small- and medium-sized businesses, as well as healthcare providers.
Synchrony is changing what’s possible through our digital capabilities, deep industry expertise, actionable data insights, frictionless customer experience and customized financing solutions.
For more information, visit www.synchrony.com and Twitter: @Synchrony.
Media Contact:
Investor Relations
Jennifer Church
(203) 585-6508
Media Relations
Lisa Lanspery
(203) 585-6143